Exhibit 10.1

LOAN AGREEMENT

DATED AS OF JUNE 11, 2003

BY AND AMONG

LaSALLE BANK N.A.

AND

EPIQ SYSTEMS, INC.

LaSALLE BANK N.A. AND EPIQ SYSTEMS, INC.

EXHIBIT LIST

Exhibit 2.3	Revolving Note

Exhibit 3.1(E)	Liens

Exhibit 3.1(G)	Litigation and Contingent Liabilities

Exhibit 3.1(J)	Taxes

Exhibit 3.1(K)	No Default or Event of Default

Exhibit 3.1(P)	Officers, Directors and Ownership

Exhibit 3.1(Q)	Certificates of Insurance

Exhibit 5.1(A)(ix)	Opinion of Counsel

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made and entered into as of June 11, 2003, by and among LaSALLE BANK N.A. (“Lender”) and EPIQ SYSTEMS, INC., a Missouri corporation (“Borrower”).

THE PARTIES HERETO agree as follows:

ARTICLE ONE.  DEFINITIONS

SECTION 1.1.        DEFINED TERMS.  In addition to the terms defined elsewhere in this Agreement or any Exhibit hereto, the following terms shall have the following meanings:

(A)          “Affiliate” shall mean any Person who, directly or indirectly, owns or controls, on an aggregate basis, at least a 5% interest in any other Person, or which is controlled by or is under common control with any other Person.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies, whether through ownership of voting securities, by contract or otherwise.

(B)           “Code” shall mean the Internal Revenue Code of 1986, along with the regulations issued pursuant thereto, as amended from time to time.

(C)           “Documents” shall mean this Agreement, the Revolving Note, and the Opinion of Counsel, all dated the date hereof, and any other instruments or documents required or contemplated hereunder, whether now existing or at any time hereafter arising.

(D)          “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization.

(E)           “Event of Default” or “Events of Default” shall have the meaning set forth in Section 6.1 of this Agreement.

(F)           “Liabilities” shall mean all liabilities, indebtedness and obligations of Borrower to Lender, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, and any and all amendments, extensions, modifications, additions, substitutions, renewals, restatements, confirmations, or reaffirmations thereof, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, or otherwise, including, without limitation, all liabilities, indebtedness and obligations of Borrower to Lender pursuant to any letter of credit, any standby letter of credit or any of the Documents, and actual and reasonable outside attorneys’ and paralegals’ fees or charges relating to the preparation of the Documents and the enforcement of Lender’s rights, remedies, powers and security interests under this Agreement, including, without limitation, the drafting of any documents in the preparation and enforcement of the Revolving Loans.

(G)           “LIBOR” shall have the meaning set forth in Section 2.3 of this Agreement.

(H)          “Permitted Liens” shall have the meaning set forth in Section 3.1(E) of this Agreement.

(I)            “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise including, without limitation, any instrumentality, division, agency, body or department thereof).

(J)            “Revolving Loan” or “Revolving Loans” shall mean the loans being made by Lender on a revolving basis pursuant to Section 2.1 of this Agreement.

(K)          “Revolving Note” shall mean the revolving note given to Lender by Borrower pursuant to Section 2.3 of this Agreement.

(L)           “Subsidiary” of any Person means any corporation, partnership, trust, limited liability company or other entity of which stock (or equivalent ownership interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent controlling Person(s), shall, at the time such reference becomes operative, be directly or indirectly owned by such Person.

(M)         “UCC” shall mean the Uniform Commercial Code as enacted and amended in the State of Illinois.

SECTION 1.2.        OTHER TERMS.  Accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.  Terms used in this Agreement that are defined in the UCC, shall, unless the context indicates otherwise or are otherwise defined in this Agreement, have the meanings provided for by the UCC.

ARTICLE TWO.  LOANS

SECTION 2.1.        LOAN AMOUNT.  Subject to the terms and conditions of this Agreement, on the date upon which all of the terms and conditions of the Documents have been met or fulfilled to the satisfaction of Lender (the “Closing Date”), Lender agrees to make loans to Borrower on a revolving basis (such loans being herein called individually, a “Revolving Loan,” and collectively, the “Revolving Loans”) from time to time in such amounts as Borrower may from time to time request up to an aggregate amount outstanding of $25,000,000.00; provided, however, notwithstanding the foregoing: (a) Lender’s commitment to make Revolving Loans shall remain in effect for a period to and including May 31, 2006 (the “Revolver Termination Date”); and (b) notwithstanding any provision herein to the contrary: (1) upon the occurrence and continuance of any Event of Default, and in each such event, the Lender may, in its sole discretion, immediately cease to make Revolving Loans; and (2) on the Revolver Termination Date, Borrower shall repay to the Lender all Revolving Loans, plus interest accrued to the date of payment.  Termination of this Agreement shall terminate Lender’s obligation to make additional Revolving Loans hereunder, but shall not terminate any of Borrower’s obligations hereunder or under the Revolving Note, which shall remain in full force and effect thereafter until all such obligations are paid in full.

SECTION 2.2.        USE OF LOAN PROCEEDS.  The proceeds of any borrowing by Borrower pursuant to the Revolving Loans shall be used by Borrower solely for working capital and general corporate purposes, to fund future acquisitions and to pay the fees, costs and expenses of Lender as provided herein.

SECTION 2.3.        REVOLVING NOTE.  The Revolving Loans shall be evidenced by a promissory note (herein called the “Revolving Note”) in the form attached hereto, and made a part hereof, as Exhibit 2.3, dated the date first above written, payable to the order of Lender, in the principal amount of $25,000,000.00.  The date and amount of each Revolving Loan made by Lender and of each repayment of principal thereon received by Lender shall be recorded by Lender in the records of Lender and the aggregate unpaid principal amount shown on such records shall be rebuttable, presumptive evidence of the principal owing and unpaid on such revolving Note.  The failure to record any such amount on such records shall not, however, limit or otherwise affect the obligations of Borrower hereunder or under the Revolving Note to repay the principal amount of the Revolving Loans together with all interest accruing thereon.  The unpaid principal amount from time to time outstanding on each Revolving Loan shall, at Borrower’s choice, bear interest at either the Prime Rate as published in the Wall Street Journal (the “Prime Rate”) or LIBOR plus 200 basis points.

Interest on Prime Rate borrowings shall accrue and be payable at the Prime Rate, adjusted as of each change of the Prime Rate (each Revolving Loan bearing interest at such rate a “Revolving Prime Rate Loan”) on a monthly basis, in arrears, commencing on July 1, 2003 and continuing on the first day of each successive calendar month thereafter until paid in full.   Interest on LIBOR borrowings shall accrue and be payable, provided that an Event of Default has not occurred and is not continuing, at the per annum rate of interest at which U.S. dollar deposits of an amount comparable to the amount of the Revolving Loan and for a period equal to the relevant Interest Period (as hereinafter defined) are offered generally to Lender (rounded upward if necessary, to the next highest 1/16 of 1.0%) in the London Interbank Eurodollar market at 10:00 a.m. (London time) on the applicable Business Day (“LIBOR” and each Revolving Loan bearing interest at such rate a “Revolving LIBOR Loan”), such rate to remain fixed for such Interest Period.  Interest on LIBOR borrowings shall be payable on a monthly basis, in arrears, commencing on July 1, 2003 and continuing on the first day of each successive calendar month thereafter until paid in full.  “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in London, England, and Chicago, Illinois, are required or permitted by law to close.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

“Interest Period” shall mean a 30, 60, or 90 day period as selected from time to time by Borrower by irrevocable notice (in writing, by telex, telegram or cable) given to Lender not less than two Business Days prior to the first day of each respective Interest Period commencing on the date hereof; provided that: (i) each such Interest Period may be continued upon its expiration by Borrower by irrevocable notice (in writing, by telex, telegram or cable) given to Lender not less than two Business Days prior to the expiration thereof, which notice shall specify that such Interest Period shall continue for a 30, 60, or 90 day period; (ii) the final Interest Period shall be such that its expiration occurs on or before the stated maturity date hereof; (iii) if for any reason Borrower shall fail to select a time period, then interest on such Revolving LIBOR Loan shall accrue and be payable at the Prime Rate; and (iv) the first such Revolving LIBOR Loan shall be in an amount of at least $250,000.00, and each such Revolving LIBOR Loan thereafter shall be in $100,000.00 increments.

Lender’s determination of LIBOR as provided above shall be conclusive, absent manifest error.  Further, if Lender determines in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that by reason of circumstances that affect the London Interbank Eurodollar market, adequate and fair means do not exist to ascertain the rate of interest to be applicable to the Revolving Loan, Lender may, at its sole and absolute option, promptly notify Borrower that interest on the Revolving Loan shall be determined using Lender’s reference rate which shall be equal to the Prime Rate (the “Reference Rate”).

If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain the Revolving Loan evidenced hereby, then Lender may, at its sole and absolute option, promptly notify Borrower that interest on the Revolving Loan shall be determined using the Reference Rate.  If any Regulatory Change, whether or not having the force of law, shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (b) subject Lender or the Revolving Loan to any tax, duty, charge, stamp tax, or fee or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (c) impose on Lender any other condition regarding the Revolving Loan or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive absent manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the Revolving Loan or to reduce the amount of principal and interest received by Lender hereunder, then Borrower shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender for such increased costs or reduced amount.

Notwithstanding any provision in this Section 2.3 to the contrary, upon the occurrence and continuance of an Event of Default, the Revolving Note shall bear interest at a rate 2% in excess of the aforesaid rate.

SECTION 2.4.        NON-REFUNDABLE FEES.  Upon execution of this Agreement, Borrower shall pay to Lender a one-time, non-refundable Revolving Loan fee equal to ten (10) basis points relative to the initial principal amount available under the Revolving Loan.  On each June 30, September 30, December 31, and March 31 during the term of the Revolving Loan, Borrower also agrees to pay to Lender a non-refundable fee for the unused portion of the principal amount available under the Revolving Loan equal to thirty-seven and one-half (37.5) basis points, pro-rated quarterly and pro-rated for the initial quarter of the Revolving Loan, payable quarterly in arrears.

SECTION 2.5.        OPTIONAL PREPAYMENT.  Borrower may from time to time prepay the principal of the Revolving Note in whole or in part without any premium or penalty; provided, however, any partial prepayment shall: (a) be applied to the unpaid installments thereof in the order of maturity; and (b) be accompanied by accrued interest to the date of prepayment on the principal amount being prepaid.

ARTICLE THREE.  REPRESENTATIONS AND WARRANTIES

SECTION 3.1.        BORROWER.  Borrower represents and warrants to Lender that:

(A)          Organization, Etc.  Borrower is duly organized, validly existing and in good standing under the laws of the State of Missouri, and is duly qualified and in good standing or has applied for qualification as a foreign corporation authorized to do business in each jurisdiction where a failure to be so qualified would have a material adverse effect on the business, financial condition or prospects of Borrower.

(B)           Authorization; No Conflict.  The execution and delivery of the Documents are all within its corporate powers, have been duly authorized by all necessary action, have, or by the time of their execution and delivery shall have, received all necessary governmental or regulatory approval (if any shall be required), and do not and will not contravene or conflict with any provision of (i) law, rule, regulation or ordinance; (ii) its articles of incorporation or by-laws; or (iii) any agreement binding upon it or any of its properties, as the case may be.

(C)           Validity and Binding Nature.  The Documents are the legal, valid and binding obligations of it, enforceable against it, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights and remedies of creditors and except as the availability of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(D)          Title to Assets.  Except as set forth in Section 3.1(E) of this Agreement, it has good and marketable title to all its assets, subject to no liens, encumbrances, security interests or mortgages except for Permitted Liens.

(E)           Liens.  None of its assets are subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except for the following (hereinafter referred to as “Permitted Liens”):  (i) for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established; (ii) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and for which adequate reserves have been established, but not involving any deposits, advances or borrowed money or the deferred purchase price of property or services; (iii) liens specifically permitted pursuant to this Agreement; (iv) liens securing indebtedness having maturities of one year or more after the date of the occurrence, which are incurred in connection with an expenditure for fixed assets; and to the extent set forth in Exhibit 3.1(E) attached hereto and made a part hereof.

(F)           Financial Statements.  Its financial statements and projections, copies of which have been previously delivered to Lender, have been prepared on a basis and in conformity with generally accepted accounting principles applied on a consistent basis, are true and correct and fairly present its financial condition on such dates and the results of its operations for the periods then ended, and since the date such information was submitted there has been no material adverse change in such financial condition, operations or expectations.

(G)           Litigation and Contingent Liabilities.  No litigation (including, without limitation, derivative actions), arbitration proceedings, administrative proceedings or governmental proceedings are pending or, to its knowledge, threatened against it which would, if adversely determined, materially and adversely affect its financial condition or continued operations, except:  (i) for litigation for which it is fully insured against any loss; and (ii) as set forth on Exhibit 3.1(G) attached hereto and made a part hereof.  Except for any liability incident in such litigation or proceedings, it has no known material contingent liabilities.

(H)          No Violations of Laws.  To the best of Borrower’s knowledge after due inquiry, it is not in violation of any law, statute, ordinance, rule, regulation, judgment, decree, order, writ or injunction of any federal, state or local authority, court, agency, bureau, board, commission, department or governmental body, and it has not received any notice, letter or other communication that concerns such.  Its products do not violate any law or rights of any person (including without limitation export laws or any copyright, patent, trademark, trade secret, proprietary, contract, or any other third party right); does not contain any virus or any other similar harmful, malicious, or hidden program, code or data which would materially adversely effect the business of Borrower; does not threaten, harass, abuse or otherwise offend; is not inaccurate or misleading; and does not otherwise expose Borrower to civil or criminal liability.

(I)            Burdensome Obligations.  Except for indentures, agreements, leases, contracts, deeds or other instruments entered into in the ordinary course of business that are not otherwise precluded or prohibited pursuant to the Documents, to the best of Borrower’s knowledge after due inquiry, it is not a party to any indenture, agreement, lease, contract, deed or other instrument, or subject to any partnership restrictions or has any knowledge of anything which would materially and adversely affect or impair its business, assets, operations, properties, prospects or condition, financial or otherwise.

(J)            Taxes.  Except as set forth on Exhibit 3.1(J) attached hereto and made a part hereof, (i) federal, state and local tax returns, reports and statements (including, without limitation, for personal property taxes), required to be filed by it which, if not so filed, could have an material adverse affect on its business, operations, assets, properties, prospects or condition, financial or otherwise, have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports or statements are required to be filed, and all taxes due and payable by it have been timely paid; (ii) it has neither given nor been requested to give a waiver of any statute of limitations relating to the payment of federal, state or local taxes; and (iii) periodic payments of sales and use taxes required by any applicable state or local law, statute, ordinance, rule or regulation have been made by it.

(K)          No Default or Event of Default.  Except as described on Exhibit 3.1(K) attached hereto, to the best of Borrower’s knowledge after due inquiry, there exists no event or condition under any mortgage, indenture, lease, contract, agreement, instrument, judgment, decree or order to which it is a party or may be subject, or by which it or any of its properties may be bound, which constitutes a material default or an Event of Default thereunder, or will, with the passage of time, constitute a material default or Event of Default thereunder, which has any reasonable likelihood of resulting in an adverse change in its business, assets, operations, properties, prospects or condition, financial or otherwise.

(L)           Employee Benefit Plans.  Each employee benefit plan, if any, (as defined in Section 3(3) of ERISA) maintained by it complies in all material respects with all applicable requirements of law and regulations and, to the knowledge of Borrower after due inquiry, (i) no Reportable Event (as defined in Section 4043 of ERISA) for which the report has not been waived by regulation has occurred with respect to any such plan; (ii) no steps have been taken to terminate any such plan; (iii) no accumulated funding deficiency (as defined in Section 412(a) of the Code)

exists with respect to any such plan, whether or not waived; (iv) no transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any such plan which could result in liability to it; and (v) each such plan which is a stock bonus, pension or profit-sharing plan described in Section 401(a) of the Code has been determined by the Internal Revenue Service to meet the requirements for qualification under Section 401(a) of the Code, and each such plan meets the requirements for qualification under Section 401(a) of the Code, and each trust established to fund any such plan meets all requirements for tax exemption under Section 501(a) of the Code, except for amendments to such plans required to comply with new legislation and any other laws, regulations or rulings, including Section 401(a) and 501(a) of the Code, and with respect to which the remedial amendment period provided in Section 401(b) of the Code has not yet expired, which amendments will be adopted in a timely manner or such plan will be terminated.  It has not withdrawn or initiated any steps to withdraw from any multiemployer pension plan (as defined in Section 3(37) of ERISA) contributed to by it.

(M)         Federal Laws and Regulations.  It is not (i) an “investment company” or a company “controlled”, whether directly or indirectly, by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(N)          Fiscal Year.  Its fiscal year ends on December 31 of each year.

(O)          Operation.  It has obtained all required permits, certificates, licenses, approvals and other authorizations from governmental entities (whether federal, state or local) or other third parties necessary or reasonably required to carry on its operations.

(P)           Officers, Directors and Ownership.  As of the date hereof, each Person listed on Exhibit 3.1(P), attached hereto and made a part hereof, (i) is an officer or director as set forth next to his or her name on such Exhibit; and  (ii) owns, directly or indirectly, the percentage of issued and outstanding ownership interest and the voting power over such items, set forth next to his or her name.

(Q)          Insurance.  Within thirty (30) days of executing this Agreement, Borrower shall provide to Lender a description of its insurance policies.  The description of insurance policies shall be attached as Exhibit 3.1(Q) hereto and become a part hereof, and shall summarize the property and casualty insurance program carried by Borrower as of the date of delivery, and shall be complete and accurate as of the date of delivery.  The description of insurance policies shall include the insurer’s(s’) name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best’s policyholder’s and financial size ratings of the insurers, exclusions, deductibles and self-insured retention and describes in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Borrower or imposed upon the Borrower by such insurer, in each case, as of the date of delivery.  This summary shall also include any self-insurance program that is in effect on the date delivery.

(R)           Solvency.  Borrower is now, and, after giving effect to the Revolving Loan to be made hereunder, will be solvent in that it:  (i) owns property whose fair saleable value is greater than the amounts required to pay all of its debts, liabilities, and obligations, including contingent debts; (ii) is able to pay all of its indebtedness as such indebtedness matures; and (iii) has sufficient capital to carry on its business and transactions and all business and transactions in which it is about to engage.

ARTICLE FOUR.  COVENANTS

SECTION 4.1.        BORROWER.  Until all the Liabilities are paid in full, Borrower covenants and agrees that:

(A)          Financial Statements and Certificates.  It will furnish to the Lender:  (i) within 120 days after the close of each its fiscal years, a copy of its annual financial statements prepared on a consolidating and consolidated basis and in conformity with generally accepted accounting principles, duly reviewed by certified public accountants of recognized standing selected by it; (ii) within 45 days after the close of each fiscal quarter of each year, a copy of an unaudited and unreviewed financial statements prepared in the same manner as the audited report referred to in clause (i) above, signed by a proper accounting officer of it and consisting of at least a balance sheet as at the close of such calendar quarter and statements of earnings for such fiscal quarter and for the period from the beginning of such fiscal year to the close of such fiscal quarter, and a borrowing base certificate; (iii) quarterly, a certificate signed by an officer of the Borrower certifying that except as described therein, (1) no Event of Default has occurred and is continuing, (2) no litigation, arbitration proceeding or governmental or regulatory proceeding has been instituted or adversely determined, or is threatened which is reasonably likely to be materially adverse to it on a consolidated basis, and

(3) Borrower is in compliance with the terms and conditions of this Agreement, all as of the date of such certificate; (iv) a schedule of all intercompany debt upon Lender’s request; and (v) such other information as the Lender from time to time reasonably requests.

(B)           Books, Records and Inspections.  It will:  (i) maintain complete and accurate books and records; (ii) permit reasonable access by Lender to its books and records; and (iii) permit Lender, upon reasonable notice, to inspect its properties, whether real or personal, and operations.

(C)           Insurance.  It will maintain such insurance as may be required by law and such other insurance to the extent and against such hazards and liabilities as is customarily maintained by companies similarly situated.  At least 20 days prior to Lender making any Revolving Loan under this Agreement, all property insurance policies at such time shall contain loss payable clauses in form and substance reasonably satisfactory to Lender, naming Lender as a lender’s loss payee, and providing that such policies and loss payable clauses may not be canceled, amended or terminated unless at least 30 days prior written notice thereof has been given to Lender.  All insurance proceeds received by Lender shall be retained by Lender for application to the payment of any principal or interest on the Liabilities then due and owing to Lender by it as the Lender may determine.

(D)          Taxes and Liabilities; Litigation.  It will pay when due all taxes, assessments and other liabilities except as contested in good faith and by appropriate proceedings and for which adequate reserves have been established.  It shall notify Lender in writing of any claim or lawsuit against it that exceeds $250,000.00.

(E)           Restriction on Dividends. It will not declare or pay, or authorize a declaration or payment of, any dividend, whether a cash dividend or stock dividend, or make any distribution in cash, property or securities in respect of, any class of its capital stock or ownership interests, without Lender’s prior written consent, which consent will not be unreasonably withheld.

(F)           Indebtedness.  It will not incur or permit to exist any material indebtedness or liability on account of advances or for borrowed money, for the deferred purchase price of any property or any services, except: (i) indebtedness having maturities of one year or more after the date of the occurrence that is incurred in connection with an expenditure for fixed assets or for leases; and (ii) current accounts payable arising in the ordinary course of business.

(G)           Liens.  It will not create or permit to exist any mortgage, pledge, title retention lien, mechanics’ lien, materialmen’s lien, or other lien, encumbrance or security interest with respect to any assets now owned or hereafter acquired, except for Permitted Liens.

(H)          Guaranties, Loans or Advances.  It will not become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods, services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any undertaking of any other Person, or make or permit to exist any loans or advances to any other Person, except for the endorsement, in the ordinary course of collection, of instruments payable to it or to its order, except for transactions with Affiliates.

(I)            Mergers, Consolidations and Sales.  It will not be a party to any merger or consolidation with, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, except with prior written notice to Lender.

(J)            Self-Dealing.  It will not purchase, acquire or lease any property from, or sell, transfer or lease any property to, or loan or advance funds to:  (a) any Affiliate; (b) any officer, director or shareholder of it or any Affiliate; or (c) any member of the immediate family of any of the foregoing; except for such transactions that are made on terms comparable to the terms that would prevail in an arms-length transaction between unaffiliated third parties.

(K)          Capital Interest.  Except with prior written notice to Lender, it will neither purchase, retire, redeem or otherwise acquire any shares or interest nor issue any additional shares or interest.

(L)           Violation of Law.  It will not violate any law, statute, ordinance, rule, regulation, judgment, decree, order, writ or injunction of any federal, state or local authority, court, agency, bureau, board, commission, department or governmental body, including, without limitation, Environmental Laws, and maintain and keep in force any and all licenses, permits, franchises, or other authorizations of governmental entities or other third parties necessary to the ownership of its properties or to the conduct of its businesses, which violation or failure to obtain might materially and adversely effect its business, prospects, profits, properties or condition financial or otherwise.

(M)         Maintenance of Business.  It will preserve its existence in the jurisdictions of establishment, as that may be from time to time, and it will not engage in any new line of business that is materially different from present business endeavors, except upon prior written notice to Lender.  It shall give Lender prior written notice of conducting business in any other jurisdiction or establishing its principal business office in any jurisdiction other than as in effect on the date of this Agreement.

(N)          Employee Benefit Plans.  Borrower will not cause or permit any event to occur, or fail to take any action required, which would either result in a violation of any of the representations set forth in Section 3.1(L) of this Agreement or result in liability to Borrower for the termination of any employee benefit plan that would have a material adverse effect on Borrower’s financial condition.

(O)          Use of Proceeds.  It will not permit any proceeds of the Revolving Loan to be used either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

(P)           Good Title.  It shall at all times maintain good and marketable title to all of its assets.

(Q)          Officers, Directors and Ownership of Borrower.  As of the date hereof, each person listed on Exhibit 3.1(P):  (i) is an officer, director or both, as set forth next to his name on such Exhibit; and (ii) owns, directly or indirectly, the percentage of issued and outstanding capital interest or stock listed thereon, and the voting power over said interest or stock set forth next to his, her or its name.

(R)           Certification.  All reports, certificates, schedules, notices and financial information submitted by it to the Lender pursuant to this Agreement shall be certified as materially correct by a proper accounting officer of it.

(S)           Material Adverse Change.  It shall give Lender prompt written notice of any event, occurrence or other matter which has resulted or may result in a material adverse change in its financial condition or business operations.

(T)           Minimum EBITDA.  It shall maintain EBITDA of at least the following amounts on a rolling, four-quarter basis:

(i)                                     $18,000,000.00 through June 30, 2003;

(ii)                                  $20,000,000.00 from July 1, 2003, through September 30, 2003; and

(iii)                               $25,000,000.00 from October 1, 2003 and thereafter.

(U)          Maximum Total Debt to EBITDA.  It shall not permit the ratio of its total debt to its EBITDA to exceed the following:

(i)                                     1.20 from the date of this Agreement until December 31, 2003;

(ii)                                  1.15 from January 1, 2004, through December 31, 2004; and

(iii)                               1.05 from January 1, 2005 and thereafter.

(V)           Negative Pledge.  In addition to the terms of Section 4.1(G) above, for so long as any amount is due or owing to Lender hereunder, Borrower shall not grant, pledge, create or suffer to exist any lien, other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its real or personal property, assets or rights of any nature whatsoever, whether now owned or hereafter acquired.  Further, Borrower agrees to not make any such covenant to any third party as long as any amount is due or owing to Lender hereunder.

ARTICLE FIVE.  CONDITIONS PRECEDENT

SECTION 5.1.        CONDITIONS PRECEDENT TO EACH REVOLVING LOAN.  Lender’s obligation to make the Revolving Loans is subject to the fulfillment of each and every one of the following conditions prior to or contemporaneously with the making of each and every such extension of credit:

(A)          Delivery of Documents.  Lender shall have received each of the following in form and substance satisfactory to Lender and its counsel:

(i)            Certified copies of all corporate actions taken and consents made by Borrower to authorize the obtaining of credit by Borrower pursuant to this Agreement, the Note, and the transactions otherwise provided for or contemplated under this Agreement and the execution and delivery of, and performance in accordance with the respective terms of, the Documents;

(ii)           Certificates of the appropriate officers, directors or shareholders of Borrower certifying the names of the officer(s), director(s) or shareholder(s) of Borrower authorized to sign the Documents, together with a sample of the true signature of each such officer, director or shareholder.  Lender may conclusively rely on such certificates until formally advised by a like certificate of any changes therein;

(iii)          Copies of Uniform Commercial Code, tax lien and judgment searches made with the Missouri Secretary of State and any other jurisdiction required by Lender;

(iv)          Copies of Certificates of Insurance that meet Lender’s requirements;

(v)           The Revolving Note duly executed;

(vi)          Certified copies of all documents evidencing any and all required consents and governmental or regulatory approvals, if any, with respect to the Documents;

(vii)         Certified copies of Borrower’s Articles of Incorporation and By-laws;

(viii)        Certificates of good standing for Borrower from the appropriate governmental authority in the jurisdiction of its organization and in those jurisdictions in which a failure by Borrower to be qualified to do business would have a material adverse effect on Borrower’s business, financial condition or prospects;

(ix)           An Opinion of Borrower’s Counsel duly executed and delivered, in form attached hereto and made a part hereof as Exhibit 5.1(A)(ix) acceptable to Lender and its counsel;

(x)            Such other instruments or documents as the Lender may reasonably request.

(B)           Payment of Fees.  Payment to Lender of non-refundable Revolving Loan fee as set forth in Section 2.4;

(C)           Expenses.  Borrower’s payment to Lender of all Lender’s reasonable expenses associated with the proposed credit facility, including, without limitation, attorneys’ fees, documentation expenses, field audit expenses and appraisals;

(D)          No Event of Default.  No Event of Default shall have occurred and be continuing, may occur with the giving of notice, the passage of time, or both, or shall result from the making of any Loan;

(E)           No Material Adverse Change.  There shall have been no material adverse change in the business of Borrower or the financial condition of Borrower from the most recent financial statements submitted by each of them to Lender; and

(F)           Continuation of Representations and Warranties.  The representations and warranties contained in Article Four of this Agreement shall be true and correct as of the making of any Loan, with the same effect as though made on such dates except to the extent such representations and warranties expressly relate to an earlier date, in which event they shall be true as of such date.

(G)           Certificates of Insurance.   Borrower shall provide to Lender within thirty (30) days of executing this Agreement a description of its insurance policies as described in Section 3.1(Q) above.

ARTICLE SIX.  EVENTS OF DEFAULT

SECTION 6.1.        EVENTS OF DEFAULT.  Each of the following acts, occurrences or omissions shall constitute an event of default under this Agreement (herein referred to as an “Event of Default”), whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body or tribunal:

(A)          Borrower shall default in the payment when due of any amount due and owing by Borrower to the Lender under the Note; or

(B)           Except for the Event of Default set forth in Section 6.1(A) of this Agreement, default, and continuance thereof for 10 days after written notice thereof to Borrower by the Lender, in the payment of the Liabilities or any other amount owing by Borrower to the Lender pursuant to the Documents or pursuant to any other agreement, note, instrument or guarantee; or

(C)           Any representation or warranty made by Borrower contained in the Documents shall at any time prove to have been incorrect in any material respect when made; or

(D)          Borrower shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under the Documents (not constituting an Event of Default under any other clause of this Section 6.1 of this Agreement) or any other document entered into from time to time between Lender and Borrower and such default shall continue unremedied for 10 days after written notice thereof shall have been given by the Lender to Borrower, provided however that if the default stated in the notice cannot reasonably be corrected within the 10-day period, it shall not constitute the basis of an Event of Default hereunder if (i) corrective action is initiated by Borrower within the 10-day period and diligently pursued until the default is corrected and (ii) said default is corrected within 30 days following the initial notice to Borrower; or

(E)           Either:  (i) the Borrower shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against Borrower, or Borrower makes an assignment for the benefit of creditors; provided, however, that no Event of Default shall exist pursuant to this Subsection E, Clause (i) due to an involuntary bankruptcy case, proceeding or petition filed against Borrower unless such involuntary case, proceeding or petition shall not have been dismissed or withdrawn within 30 days after the date of such involuntary filing; or (ii) corporate or other action shall be taken by Borrower for the purpose of effectuating any of the foregoing; or

(F)           Borrower shall be dissolved, whether voluntarily or involuntarily, and Borrower has not taken all actions required to become reinstated; or

(G)           Subject to any applicable cure period, (i) an event of default (howsoever designated) as defined in any note, security agreement, mortgage, indenture, loan agreement, agreement, document or instrument pursuant to which there may be issued, secured or evidenced indebtedness for money borrowed or guaranteed by Borrower, whether such indebtedness now exists or shall hereafter be created, shall occur; (ii) any event shall occur which would permit such indebtedness to be declared due and payable prior to its date of maturing or due dates; or (iii) Borrower shall fail to cure within any applicable cure period default in the payment when due of any principal of or interest on any indebtedness for money borrowed or guaranteed by Borrower; or (iv) Borrower shall fail to cure within any applicable cure period default in the payment when due, or in the material performance or observance of, any material obligation of, or condition agreed to by, Borrower with respect to any purchase or lease (including capitalized leases) of any real or personal property or services, or the purchase of stock or other interest in any Person; or

(H)          Borrower fails to meet its minimum funding requirements under ERISA, with respect to any of its plans subject thereto, which would have a material adverse effect on Borrower; or

(I)            There shall have occurred any material adverse change in the business or financial condition of Borrower; or

(J)            There shall be entered against the Borrower one or more judgment or decrees which shall cause the aggregate amount of judgments and decrees at any one time outstanding against the Borrower to exceed $250,000.00, excluding those judgments or decrees:  (i) that shall have been outstanding less than 30 calendar days from the entry thereof; (ii) for which an appeal has been taken in good faith by appropriate proceedings to the extent adequate reserves have been established therefor; or (iii) for and to the extent which the Borrower is insured and with respect to which the insurer has assumed responsibility in writing or for and to extent which Borrower is otherwise indemnified if the terms of such indemnification are satisfactory to Lender; or

(K)          There shall occur a cessation of a substantial part of the business of Borrower for a period which significantly effects Borrower’s capacity to continue its business on a profitable basis; or Borrower shall suffer the loss or revocation for a period in excess of 30 days of any license, permit consent or authorization now held or hereafter acquired by Borrower, which is necessary to the continued or lawful operation of its business; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or

ARTICLE SEVEN.  REMEDIES

SECTION 7.1.        REMEDIES UPON DEFAULT.  Upon the occurrence and continuance of any Event of Default, and the expiration of any applicable cure period, and in every such event:

(A)          Notwithstanding anything to the contrary in the Documents, the Lender may, in its sole and arbitrary discretion, declare the principal of and interest on the Revolving Loan and Revolving Note, and all other amounts owed under the Documents or the Liabilities, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; and

(B)           Lender may exercise all of its rights and remedies against Borrower under applicable law and the Documents.

SECTION 7.2.        ATTORNEY-IN-FACT.  Upon the occurrence and during the continuation of an Event of Default, and the failure to cure such Default within the applicable cure period, Borrower hereby appoints Lender as its Attorney-in-Fact, with full authority in its place and stead and in its name or otherwise, from time to time in Lender’s sole and arbitrary discretion, to take any action and to execute any instrument which Lender may deem necessary or advisable to remedy the Event of Default under Section 7.1(A) and allow full compliance with the terms and conditions of the Documents.

SECTION 7.3.        REMEDIES ARE SEVERABLE AND CUMULATIVE.  All provisions contained herein pertaining to any remedy of the Lender shall be and are severable and cumulative.  Any notification required pursuant to this Article Seven or under applicable law shall be reasonably and properly given to Borrower at the address and by any of the methods of giving such notice as set forth in Section 8.3 of this Agreement, at least 10 days before taking any action.

ARTICLE EIGHT.  MISCELLANEOUS

SECTION 8.1.        NO WAIVER; MODIFICATIONS IN WRITING.  Any failure or delay on the part of the Lender in exercising any right, power or remedy pursuant to the Documents shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification, supplement, termination or waiver of or to any provision of the Documents, shall be effective unless the same shall be in writing and signed by the Borrower and the Lender.  Any waiver of any provision of the Documents shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.2.        SET-OFF.  Lender shall have the right to set-off, appropriate and apply toward payment of any of the Liabilities in such order of application as the Lender may from time to time and at any time elect, any cash, credit, deposits, accounts, securities and any other property of Borrower which is in transit to or in the possession, custody or control of the Lender, or any agent or bailee of the Lender.

SECTION 8.3.        NOTICES, ETC.  All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing personally delivered or sent by First Class Mail, postage prepaid, or by facsimile machine, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent by facsimile machine (with proof of transmission) or three days after such notice is sent by mail to the intended recipient thereof in accordance with the provisions of this Section 8.3.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 8.3 of this Agreement, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated for such party below:

If to Borrower:	Elizabeth M. Baham
Vice President, CFO
EPIQ Systems, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105-1309
Phone: 913-621-9500
Fax No.: 913-321-1243

With copies to:	Robert C. Levy, Esq.
Seigreid, Bingham, Levy,
Seizer & Gee
2800 Commerce Tower
911 Main Street
Kansas City, MO 64105
Phone: 816-421-4460
Fax No.: 816-474-3447

If to the Lender:	LaSalle Bank N.A.
135 South LaSalle Street, Suite 1125
Chicago, Illinois 60603
Attention: Keith J. Cable
Phone: 312-904-7621
Fax No.: 312-904-6242

With a copy to:	Robert M. Mintz, Esq.
Holland & Knight LLC
131 South Dearborn, 30th Floor
Chicago, Illinois 60603
Phone: 312-422-9090
Fax No.: 312-578-6666

SECTION 8.4.        COSTS, EXPENSES AND TAXES.  Borrower agrees to pay all reasonable fees plus out-of-pocket expenses of the Lender (including, without limitation, field audit expenses and costs of outside consultants, appraisers, counsel and paralegals to the Lender) in connection with the preparation, administration and enforcement of the Documents and the administration and enforcement of the Revolving Loans.  In addition, Borrower shall pay any and all stamp, transfer and other taxes payable or determined to be payable in connection with the execution and delivery of the Documents and agrees to hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.  If any action, suit or proceeding arising from any of the foregoing is brought against the Lender, Borrower, to the extent and in the manner directed by the Lender, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be subject to the approval of the Lender, which approval shall not be unreasonably withheld).  If Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any representation or warranty on the part of Borrower contained in this Agreement shall be breached, the Lender may, in its sole and arbitrary discretion, after 20 days written notice is sent to Borrower, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose; and any and all amounts so expended by the Lender shall be repayable to the Lender by Borrower immediately upon the Lender’s demand therefor, with interest at a rate equal to the interest rate described in Section 2.3 of this Agreement in effect from time to time during the period from and including the date funds are so expended by the Lender to the date of repayment, and any such amounts due and owing the Lender shall be an additional obligation of Borrower to the Lender.  The obligations of Borrower under this Section 8.4 shall survive the termination of this Agreement and the discharge of the other obligations of Borrower under the Documents for a period of two years.  Any payment required to be made pursuant to this Agreement not paid within five days of the applicable due date shall be subject to a late charge which Borrower hereby agrees to pay equal to the lessor of:  (a) 5% of the overdue amount; or (b) the maximum amount permitted by law.

SECTION 8.5.        COMPUTATIONS.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a basis consistent with those at the time in effect.

SECTION 8.6.        FURTHER ASSURANCES.  Borrower agrees to do such further acts and things and to execute and deliver to the Lender such additional assignments, agreements, powers, documents and instruments as the Lender may reasonably require or deem advisable to carry into effect the purposes of the Documents, or to better assure and confirm unto the Lender its rights, powers and remedies under the Documents.

SECTION 8.7.        COUNTERPARTS.  This Agreement executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together shall constitute but one and the same agreement.

SECTION 8.8.        BINDING EFFECTS; ASSIGNMENTS.  This Agreement shall be binding upon, and inure to the benefit of Borrower, and its respective successors and assigns.  Borrower shall not assign any of its rights nor delegate any of its obligations under this Agreement without the prior written consent of the Lender, which consent shall not be unreasonably withheld, and no such consent by the Lender shall, in any event, relieve Borrower of any of its obligations under this Agreement.  Lender may assign its rights hereunder.

SECTION 8.9.        HEADINGS.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision of this Agreement and shall not affect the construction of this Agreement.

SECTION 8.10.      ENTIRE AGREEMENT.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all prior agreements and understandings, whether oral or written, related to the subject matter of the Agreement.

SECTION 8.11.      GOVERNING LAW.  This Agreement shall be deemed to be a contract made under and for all purposes shall be construed in accordance with the internal laws, and not the choice of laws, of the State of Illinois.

SECTION 8.12.      SEVERABILITY OF PROVISIONS.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.13.      CONFLICT.  In the event of any conflict between this Agreement and any other instrument, document or agreement, including, but not limited to, the Note or any other instrument or document required or contemplated hereunder or thereunder, the terms and provisions of this Agreement shall govern and control.

SECTION 8.14.      JURISDICTION; WAIVERS.  BORROWER ACKNOWLEDGES THAT THIS AGREEMENT IS BEING SIGNED BY THE LENDER IN PARTIAL CONSIDERATION OF LENDER’S RIGHT TO ENFORCE IN THE JURISDICTION STATED BELOW THE TERMS AND PROVISION OF THIS AGREEMENT AND THE DOCUMENTS.  BORROWER CONSENTS TO JURISDICTION IN THE STATE OF ILLINOIS AND VENUE IN THE COUNTY OF COOK FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE.  LENDER AND BORROWER  HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE REVOLVING LOANS, THE DOCUMENTS OR THE TRANSACTIONS WHICH ARE THE SUBJECT OF THE DOCUMENTS.

SECTION 8.15.      CAPITAL ADEQUACY INDEMNIFICATION.  If Lender shall determine at any time after the date hereof that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then the Borrower shall pay to Lender upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or under the Note, as will compensate Lender for such reduction.  Determinations by Lender for purposes of this Section 8.15 of the additional amount or amounts required to compensate lender in respect of the foregoing shall be conclusive in the absence of manifest error.  In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

SECTION 8.16.      APPLICATION OF PAYMENTS.  Following the occurrence of any Event of Default and Borrower’s failure to cure within the applicable cure period, Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Lender on account of any obligations owed by Borrower to Lender and Borrower agrees that Lender shall have the right to apply payments received by Lender to the obligations in any order or manner as Lender may deem advisable, including, without limitation, the continuing exclusive right to apply and reapply such proceeds and payments in any order or manner as Lender may deem advisable.

SECTION 8.17.      INDEMNIFICATION.  In consideration of the execution and delivery of the Documents by Lender and agreement of Lender to make the Loan hereunder, Borrower hereby agrees to indemnify, exonerate and hold Lender and each of its officers, directors, employees, attorneys and agents (collectively, the “Bank Parties”), free and harmless from any against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by Lender, or any of them, as a result of, or arising out of, or relating to:  (a) any transaction financed or to be financed in whole or in part directly or indirectly with the proceeds of any Loan; (b) the execution, delivery and performance or enforcement of the Documents by Borrower; (c) the possession, use, operation or control of any assets of Borrower; except for any such Indemnified Liabilities arising on account of Lender’s negligence or misconduct, and if and to the extent that the foregoing undertakings may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  All obligations of Borrower under this Section 8.17 shall survive any termination of this Agreement for a period of two years.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered at Chicago, Illinois, as of the date first above written.

BORROWER:

EPIQ SYSTEMS, INC.

By:	/s/ Elizabeth M. Braham

Title:	Vice President and Chief
Financial Officer

LENDER:

LaSALLE BANK N.A.

By:	/s/ Keith Cable

Title:	Assistant Vice President